UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 17, 2008

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina	27104
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (336) 768-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Compensatory Arrangements with a Certain Officer

On June 17, 2008, Mr. James Hastings, Executive Vice President and Chief Financial Officer of Southern Community Financial Corporation (the “Corporation”) executed an Employment Agreement and a Salary Continuation Agreement, (the “Employment Agreement”) with Southern Community Bank and Trust and the Corporation. The Employment Agreement provides for a term ending June 4, 2011, which shall be automatically extended for one year on each anniversary of the effective date, unless earlier terminated in accordance with the provisions thereof. Mr. Hastings will receive annual base salary of $225,000, will be entitled to receive an annual bonus at the discretion of the Compensation Committee, and shall be included in any employee benefit plans and other fringe benefit programs maintained for senior executives.

If Mr. Hastings is terminated without cause (as defined in the Employment Agreement), he shall be entitled to receive the compensation entitled to him for the then-remaining term of the Employment Agreement. In the event of termination or the occurrence of defined events following a change in control of the Corporation (as defined in the Employment Agreement), Mr. Hastings may be entitled to other compensation as described in the Employment Agreement. The Employee Agreement also provides for reimbursement of legal fees up to $200,000 for Mr. Hastings if the officer is required to seek legal advice to enforce his rights under the Employment Agreement following a change of control.

At normal retirement age of 65, the Salary Continuation Agreement provides Mr. Hastings with a retirement benefit for his lifetime. The benefits are unfunded and are not intended to constitute a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The annual benefit for Mr. Hastings is $40,000. In the case of termination prior to retirement, other than for Cause, as defined in the Salary Continuation Agreement, or disability prior to the normal retirement, the benefit is reduced to the amount accrued by the Bank for the benefit at such date. The benefit following a change of control of Southern Community is the accrued value of the benefit at the change of control date. The benefit is payable in a lump sum immediately following the change in control. If the officer is receiving benefits under a Salary Continuation Agreement, the remaining benefit must be paid in a lump sum following any change of control.

The Salary Continuation Agreement also provides for reimbursement of legal fees up to $250,000 for Mr. Hastings if the officer is required to seek legal advice to enforce his rights under the Salary Continuation Agreement following a change of control. This benefit is in addition to the legal fee reimbursement provided under the Employment Agreement.

If the officer dies while employed by the Bank, the Bank shall pay the accrued value of the benefit to the officer’s beneficiary. If the officer dies while receiving benefits under a Salary Continuation Agreement, the Bank shall pay the present value of any remaining benefit to the officer’s beneficiary. No benefit will be payable if: (i) the officer is terminated for cause; (ii) the officer dies as a result of suicide within two years of the date of the agreement or if the officer provides misstatements in any policy of insurance purchased by the Bank; (iii) the officer is removed, or the Bank is subject to action pursuant to Federal banking law; or (iv) the officer competes with the Bank during the two year period following termination of employment, other than following a change of control.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Item 9.01: Financial Statements and Exhibits.

Exhibit 10.1: Employment Agreement

Exhibit 10.2: Salary Continuation Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

Date: June 19, 2008	By:	/s/ F. Scott Bauer
Name: F. Scott Bauer
Title: Chairman and Chief Executive Officer